January 8, 1997


Board of Directors
The ForeFront Group, Inc.
1330 Post Oak Boulevard, Suite 1300
Houston, Texas  77056

Gentlemen:

     I have acted as counsel to The ForeFront Group, Inc., a Delaware corporation (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the offer and sale by the Selling Stockholders identified in the Registration Statement of up to:

     (i) 470,637 shares of Common Stock issued or issuable in connection with the acquisition by the Company of the assets of BookMaker Corporation, consisting of 460,554 shares that are currently outstanding (the "BookMaker Shares") and 10,083 shares issuable pursuant to an agreement with Desktop Solutions, Inc. (the "Additional BookMaker Shares");

     (ii) 125,000 shares of Common Stock issued in connection with the acquisition by the Company of the assets of Blue Squirrel, Inc. (the "Blue Squirrel Shares");

     (iii) 103,215 shares of Common Stock issued upon conversion of shares of preferred stock of the Company issued in private placements prior to the Company's initial public offering (the "Conversion Shares"); and

     (iv) 4,971 shares ("Warrant Shares") issuable upon the exercise of warrants ("Warrants") to purchase Common Stock issued in connection with the private placement of debt or preferred stock by the Company prior to the Company's initial public offering.

     As the basis for the opinions hereinafter expressed, I have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as I have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, I have relied upon the representations of officers of the Company. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies.

     Based upon the foregoing and having due regard for such legal considerations as I deem relevant, I am of the opinion that (i) the BookMaker Shares, Blue Squirrel Shares, and Conversion Shares have been duly authorized, and are fully paid and nonassessable and (ii) and, the Warrant Shares and the Additional BookMaker Shares have been duly authorized and, when issued in accordance with the exercise of the Warrants and the agreement relating to the Additional BookMaker Shares, respectively, will be fully paid and nonassessable.

     I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Experts" therein.

Very truly yours,

/s/ Jeffrey R. Harder

Jeffrey R. Harder
General Counsel